(ROYL)
News for Immediate Release

ROYALE DRILLS MULTIPLE FORMATION WELL AT RIO VISTA
August 28, 2019 -- San Diego, California – Royale Energy, Inc., (OTCQB : ROYL), an independent exploration and production company based in San Diego, California announced today that Royale Energy, Inc. (Royale), in partnership with California Resources Production Corporation (CRPC), drilled the CRC RVGU 4-3 well to a total depth of 7,000 ft. in the Rio Vista field.  The well has encountered a total of 246 ft. of a potential pay [zone] in the Domengine, Capay, and Mokelumne River formations.
The CRC RVGU 4-3 is the fifth well of a possible 30 well, three year drilling joint venture between Royale and California Resources Production Corporation.
This well has the highest calculated net pay that Royale and CRPC have drilled to date under the drilling joint venture in the Rio Vista Field.  Production casing has been set and completion operations are expected to begin by the end of the month.
Royale owns approximately 26.5% working interest in the CRC 4-3 well at an 80% Net Revenue Interest.  [NTD – does Royale have a different ownership from the CRC 33-2 well? The 3/18 press release showed a 60% working interest by Royale and its Investors of which Royale owned 15%. ]
The CRC RVGU 33-3, the 6th well of this program, was determined to be a dry hole on August 23rd.
About Royale Energy. Inc.
Royale Energy, Inc. (OTCQB: ROYL) is an independent exploration and production company focused on the acquisition, development, and marketing of oil and natural gas. The Company has its primary operations in California’s Los Angeles and Sacramento Basins.

Forward-Looking Statement
In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward-looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:
Royale Energy, Inc.
Chanda Idano
Director of Marketing & PR
619-383-6600